EXHIBIT 10.2
                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (the "Agreement") is made and entered into as of the 20th day of June, 2002, by and between SUE-ANN Operating, L.C. ("Seller"), a Texas limited liability corporation, whose address is P. 0. Box 3910, Victoria, Texas 77903-3910, and Whittier Energy Company ("Buyer"), a Nevada corporation, whose address is 7770 El Camino Real, Carlsbad, California 92009.

                              W I T N E S S E T H:

     WHEREAS, Seller owns interests in certain producing properties, and related facilities, equipment and contractual rights, located in the Big Wells Field area, Dimmit County Texas, which are more completely described in this Agreement; and

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, such properties, facilities, equipment and contractual rights as herein provided.

     NOW, THEREFORE, in consideration of the premises, Seller and Buyer agree as follows:

1. Sale and Purchase. Subject to the terms and conditions and for the consideration herein set forth, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase, receive, pay for and accept from Seller at the Closing, as defined in Section 6.1, but effective as of 7:00 a.m. on June 1, 2002 (the "Effective Date"), all of Seller's right, title and interest in and to the following properties, all of which are in, or related to, the Big Wells Field area, Dimmit County, Texas (the "Properties"):

     1.1 Oil and Gas Properties. The oil and gas properties described on Exhibit "A" attached hereto, regardless of whether such properties are in the nature of fee interests, leasehold interests, licenses, concessions, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other mineral rights of every nature in all properties and lands pooled, unitized, communitized or consolidated with such properties (the "Oil and Gas Properties").

     1.2 Wells. All oil, condensate or natural gas wells, water wells and injection wells, regardless of whether located on the Oil and Gas Properties or held for use in connection with the Oil and Gas Properties, and regardless of whether producing, operating, shut-in or temporarily or permanently abandoned (the "Wells"), all as more fully described on Exhibit "A".

     1.3 Gas Gathering System. All gas gathering and pipeline facilities and appurtenances thereto (the "Gas Gathering System") located in the Big Wells Field area and which are used or available for use to handle gas produced from the Wells.

     1.4 Surface Contracts. All leases, easements, privileges, right-of-way agreements, licenses or other agreements relating to the use or ownership of surface or subsurface properties used in connection with operations on or of the Oil and Gas Properties, the Wells or the Gas Gathering System (the "Surface Contracts"), all as more fully described on Exhibit "A".

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     1.5 Equipment. All physical facilities or interests therein, including but not limited to platforms, tanks and tank batteries, gas plants, disposal facilities, storage facilities, buildings, structures, field separators and liquid extractors, compressors, pumps, pumping units, valves, fittings, machinery and parts, engines, boilers, meters, implements, tools, appliances, cables, wires, towers, casing, tubing and rods, wellheads, Christmas trees, pumping units, gas treating or processing facilities, compression facilities, field offices and the furniture and fixtures contained therein, and all other fixtures and equipment of every type and description, excluding vehicles, to the extent that the same are used or held for use in connection with the operation of the Oil and Gas Properties, the Wells or the Gas Gathering System (the "Equipment").

     1.6 Contracts. All contracts, commitments, agreements or arrangements that relate to the Oil and Gas Properties, the Wells, the Gas Gathering System, the Surface Contracts or the Equipment, including the production, storage, treatment, gathering, transportation, processing, purchase, sale or other disposal of substances therefrom or in connection therewith (the "Contracts"), all as more fully described on Exhibit "A".

     1.7 Reservation of Oil and Gas Produced Prior to the Effective Date. Seller specifically reserves and excepts from this Agreement all oil in tanks above the pipeline connections as of the Effective Date, and said oil shall remain the property of Seller and shall be sold for the account of Seller. All gas produced and the proceeds of gas produced prior to the Effective Date shall likewise not be a part of this Agreement but shall remain the property of Seller. At its sole option and election, Seller shall either account for the ending oil tank inventories at the Closing and receive payment therefor from Buyer at the value provided in the next succeeding sentence, or shall invoice Buyer for the ending oil tank inventories at such value and Buyer shall pay such invoice within ten days of receipt. Seller shall value the ending oil inventory, and Buyer agrees to pay Seller, based on the value Seller would have received if the oil had been sold to Seller's oil purchaser on the Effective Date.

2.   Purchase Price.

     2.1 Basic Amount. The purchase price for the Properties shall be $1,650,000 (the "Purchase Price"). There will be no adjustment to the Purchase Price except as provided in Sections 1.7, 2.2, 2.3, 10 and 12.4.

     2.2 Price Adjustment. The Purchase Price shall be adjusted if valid title objections raised by Buyer are not cured by Seller or waived by Buyer in accordance with the terms of this Agreement. If neither occurs, the Properties with objectionable title shall be excluded from the sale, and the Purchase Price shall bell adjusted based on the value allocations set forth in Exhibit "A" attached hereto. If the parties cannot mutually agree upon the total adjustment, then either party may terminate this Agreement within 5 days prior to the Closing without further liability to the other; provided, however, that immediately upon such termination, Seller shall return the Earnest Money to Buyer.

     2.3 Closing Statement. Not less than one business day before the Closing Date, as hereinafter defined, Seller shall deliver to Buyer a statement (the "Closing Statement") setting forth any credits or offsets to which either party is entitled under the provisions of this Agreement. The Closing Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry and shall cover the transactions during the Closing Period as if the Closing Period were a separate and distinct accounting period. Seller shall invoice Buyer for any items of cost or expense paid by Seller and not included in the Closing Statement if such items of cost or expense are obligations of Buyer pursuant to Section 10.3 or other provisions of this Agreement, and Buyer shall pay such invoice within ten days of receipt.

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3.   Earnest Money. Contemporaneously with the execution of this Agreement,
Buyer shall pay and deliver to Seller, by Cashier's Check, or bank wire transfer, an amount as Earnest Money equal to five percent of Purchase Price. Said Earnest Money will be deducted from the Purchase Price at the time of the Closing for the purpose of determining the funds owed by Buyer at the Closing.

4. Information and Access. Seller shall give Buyer and Buyer's authorized representatives, at any reasonable time before Closing, access free of cost (i) to the Wells, Gas Gathering System and Equipment included in the Properties for the purpose of inspecting same at Buyer's sole risk, and (ii) to all geological, geophysical, production, engineering and other technical data and records, and to all contracts, land and lease records, to the extent such data and records are in Seller's possession or control and relate to the Properties. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED, AND BUYER AGREES THAT ANY CONCLUSIONS MADE FROM SUCH INFORMATION SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

5. Title. At Closing, Seller will warrant that title to the Oil and Gas Properties, the Wells and the Gas Gathering System will be free and clear of claims, liens and encumbrances arising from acts done by, through or under Seller, but not otherwise (the "Limited Warranty"). Except for such Limited Warranty, Buyer will be solely responsible for investigating and determining the quality of Seller's title to the Properties. In the event a Title Defect, as herein defined, is determined to exist, the parties hereto will proceed as follows:

     5.1 Definition of Title Defect. For the purpose of this Agreement, the term "Title Defect" means one or more deficiencies to the title to the Oil and Gas Properties, the Wells or the Gas Gathering System (the 'Warranted Properties") in one or more of the following respects, to-wit:

     (a) Seller's title at the Closing Date, as to one or more interests comprising the Warranted Properties, is subject to an outstanding mortgage, deed of trust, lien, encumbrance, (except as listed on Exhibit A) or other adverse claim; or

     (b) Seller owns less than th4 net revenue interests shown for the Oil and Gas Properties and Wells listed on Exhibit "A" attached hereto; or

     (c) Seller's rights and interests to the Warranted Properties are subject to being reduced by the exercise by a third party of a reversionary, back-in, preferential or other similar right; or

     (d) Seller is in default under or has breached some material provision of a lease, farmout agreement or other contract or agreement affecting the Warranted Properties.

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     5.2 Notice of Title Defects. If Buyer discovers a Title Defect affecting the Properties, Buyer shall notify Seller in writing prior to the Closing Date. Such notice from Buyer to Seller shall include a notice letter from Buyer's counsel substantiating said defects. Any matters that may otherwise constitute a Title Defect but that are not specifically raised in writing by Buyer prior to the Closing Date, and which are not covered by the Limited Warranty, shall be deemed to have been waived by Buyer.

     5.3 Remedies For Title Defects. At its sole option, Seller may have thirty days from and after the date it receives written notice from Buyer of a Title Defect within which to try to cure the Title Defect. If necessary, Seller, at its sole option, may extend the Closing Date for a thirty day period. In the event that any Title Defect is not cured on or before the Closing Date, or the extended Closing Date if applicable, Buyer may, at its sole option, either (i) waive the Title Defect and close on the Properties or (ii) terminate this Agreement by giving written notice of termination to Seller. In the event of termination as provided for in this Section 5.3, Seller shall return to Buyer the sums of money paid by Buyer to Seller as Earnest Money pursuant to Section 3 hereof. The return of funds from Seller to Buyer shall be in complete satisfaction and accord of any and all claims Buyer may have against Seller, and Buyer waives any other claims or causes of action, at law or in equity, that it might have against Seller arising out of or connected with a Title Defect. Following termination and the return by Seller of the Earnest Money to Buyer, neither party shall have any further obligation or liability to the other under this Agreement.

6.   Closing.

     6.1 Place, Time and Documents. The Closing shall be held on or before July 18, 2002 (the "Closing Date"), at 9:00 a.m. at the offices of Seller at 1908 N. Laurent Street, Suite 250, Victoria, Texas, or at such other time and place as Seller and Buyer may mutually agree in writing, subject to the extension provided in Section 5.3. At the Closing the following will occur:

     (a) Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale, substantially in the form and substance of Exhibit "B" attached hereto, covering all of the Properties.

     (b) Buyer shall deliver to Seller by either cashier's check or wire transfer of cash the balance of the Purchase Price (as adjusted in accordance with the terms of this Agreement) and all other amounts to be paid to Seller pursuant to the provision hereof.

     (c) Seller and Buyer shall execute P-4 forms for all wells operated by Seller as required by the Railroad Commission of Texas (the "TRC") to effect a change of status of operator for the Properties. Buyer and Seller will cooperate in filing the P-4 forms with the TRC immediately after the Closing.

     (d) With respect to any inactive, unplugged well that is located on the premises that form a part of the subject matter of this Agreement and that is disclosed in writing by Seller to Buyer on or before the date of this Agreement, then on or before the Closing Date Buyer shall furnish Seller with an executed application for an extension to the well plugging requirements of the TRC's Statewide Rule 14(b)(2) and a letter of credit or evidence of bond acceptable to the TRC to include all such inactive, unplugged wells.

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     (e)  If requested by Buyer, Seller shall deliver letters-in-lieu of transfer orders addressed to each purchaser of oil and gas produced from the Oil and Gas Properties.

     (f) Seller shall deliver the originals (or copies where originals do not exist in Sellers files) of all files, documents, data and information in Seller's possession or control concerning the Properties.

     (g)  Seller shall deliver to Buyer exclusive possession of the Properties.

     6.2 Conditions of Closing. The following conditions must be satisfied or waived before the respective party has an obligation to complete the Closing contemplated herein.

     (a) Buyer's Conditions. The obligations of Buyer at Closing are subject, at the option of Buyer, to the reasonable satisfaction prior to Closing of the following conditions:

          (i) The representations and warranties of Seller contained herein shall have been true in all material respects when made and shall be true in all materials respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

          (ii) All matters and instruments to be delivered at the Closing by Seller are available complete in effective form for delivery at Closing.

          (iii) Seller shall have performed and satisfied all matters, undertakings and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing.

          (iv) Buyer shall not have terminated this Agreement pursuant to its option provided in Section 5.3 hereof.

          (v) Buyer shall not have terminated this Agreement pursuant to its option provided in Section 12.4 hereof.

          (vi) Seller shall deliver to Buyer evidence that the Required Consent (as defined in Section 7(j) below) has been obtained.

          (vii) Buyer shall have obtained, and be reasonably satisfied with the results of, a third party environmental evaluation and audit of the Properties.

          (viii) After the date of this Agreement and prior to the Closing, there shall not have been any material adverse change in the condition of the Properties.

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     (b)  Seller's Conditions. The obligations of Seller at Closing are subject, at the option of Seller, to the reasonable satisfaction prior to Closing of the following conditions.

          (i) The representatives and warranties of Buyer contained herein shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

          (ii) All matters and instruments to be delivered at the Closing by Buyer are available and complete in effective form for delivery at Closing.

          (iii) Buyer shall have performed and satisfied all matters, undertakings and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing.

          (iv) Seller shall not have terminated this Agreement pursuant to its option provided in Section 12.4 hereof.

7. Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

     (a) Seller has all requisite power and authority to enter into and perform this Agreement and to convey the Properties to Buyer on the terms described in this Agreement and to perform all obligations undertaken in this Agreement.

     (b) The consummation of this Agreement will not violate or conflict with any governmental order, judgment or decree applicable to Seller.

     (c) This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller will be duly authorized, executed and delivered.

     (d) The Oil and Gas Properties are not overproduced under State allowables; there are no imbalances in gas production with other working interest owners and no quantities of gas have been paid for, but not taken by gas purchasers; there is no existing obligation to make up gas for the account of any other person or for cash refunds due for any imbalance; Seller has not received any prices that are subject to refund.

     (e) Seller is not in material breach of any leases or other contracts and agreements affecting the Properties.

     (f)  The Equipment in the aggregate is in reasonable working condition.

     (g) The Properties are free and clear of all past or presently asserted litigation which is pending or threatened as of the Closing Date.

     (h) Seller has complied in all material respects with all laws, rules, regulations, ordinances, codes and orders ("Laws") affecting or relating to any of the Properties, including, without limitation all Laws affecting or relating to the plugging and abandonment of wells located on the lands included in or covered by the Properties.

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     (i)  No party is entitled to a right of first refusal or preferential right to purchase or similar right with respect to any of the Properties.

     (j) Except for the consent of the lessor under the lease described in Exhibit "A" (the "Required Consent"), there is no consent, waiver or other prior action of any third party required in connection with the consummation of the transactions contemplated by this Agreement.

     (k) To the best of Seller's knowledge, there are no unpaid invoices for services provided or materials furnished which relate to the Properties and which are attributable to the period before the Effective Date.

     (l) The documents and agreements set forth in Exhibit "A" constitute all contractually binding arrangements to which the Properties may be subject and which will be binding on the Properties or Buyer after Closing.

     (m) All ad valorem, property and similar taxes and assessments based on or measured by the ownership of the Properties for all years prior to 2002 have been properly paid.

     (n) There are no bankruptcy, reorganization or similar proceedings pending, being contemplated by, or threatened against Seller.

     (o) To Seller's knowledge, no actions have been taken, no events have occurred and no conditions exist or have existed with respect to or affecting the Properties which will or could result in any material liability or expense to Seller (or Buyer after Closing) (1) for costs recoverable under any federal, state, or local laws, regulations or orders, to remedy environmental contamination, (2) for damages to persons or property resulting from environmental contamination, or (3) incurred in responding to, defending or participating in any governmental or regulatory proceeding relating to alleged environmental contamination.

     The representations and warranties set forth herein shall survive the Closing for a period of one year.

8. Buyers Representations and Warranties. Buyer represents and warrants to Seller that:

     (a) Buyer has all requisite power and authority to enter into this Agreement to purchase the Properties on the terms described in this Agreement and to perform all obligations undertaken in this Agreement.

     (b) The consummation of this Agreement will not violate or conflict with any governmental order, judgment or decree applicable to Buyer.

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     (c)  This Agreement has been duly executed and delivered on behalf of
          Buyer, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer will be duly authorized, executed and delivered.

     The representations and warranties set forth herein shall survive the Closing for a period of one year.

9. LIABILITIES AND INDEMNITIES. AS USED IN THIS SECTION 9, THE WORD "CLAIMS" INCLUDES CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, DAMAGES, PENALTIES AND JUDGMENTS OF ANY KIND OR CHARACTER AND ALL COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEY'S FEES AND COURT COSTS INCURRED IN DEFENDING AGAINST SAME OR TO ENFORCE A PARTYS OBLIGATION TO INDEMNIFY AGAINST SAME, IN CONNECTION THEREWITH.

     (a) EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 9(C), 9(D) AND (E) BELOW, FROM AND AFTER THE CLOSING DATE, BUYER SHALL ASSUME, BE RESPONSIBLE FOR AND COMPLY WITH ALL DUTIES AND OBLIGATIONS OF SELLER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER OR BY VIRTUE OF ANY LEASE, ASSIGNMENT OF LEASE, CONTRACT, AGREEMENT, DOCUMENT, PERMIT, APPLICABLE STATUTE OR RULE, REGULATION OR ORDER OF ANY GOVERNMENTAL AUTHORITY, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY GOVERNMENTAL REQUEST OR REQUIREMENT TO PLUG, RE-PLUG AND/OR ABANDON ANY WELL OF WHATSOEVER TYPE, STATUS OR CLASSIFICATION, OR TO TAKE ANY CLEAN-UP, POLLUTION, ENVIRONMENTAL, OR OTHER ACTION WITH RESPECT TO THE PROPERTIES, AND SHALL DEFEND, INDEMNIFY AND HOLD SELLER AND ITS PARENT, AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS HARMLESS FROM ANY AND ALL CLAIMS IN FAVOR OF ANY PERSON OR ENTITY (INCLUDING WITHOUT LIMITATION EMPLOYEES OF BUYER) IN CONNECTION THEREWITH REGARDLESS OF WHEN THE DUTY OR OBLIGATION AROSE.

     (b) EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 9(C), 9(D) AND 9(E) BELOW, BUYER SHALL BE RESPONSIBLE FOR AND SHALL DEFEND, INDEMNIFY AND HOLD SELLER AND ITS PARENT, AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS HARMLESS FROM ANY AND ALL CLAIMS ARISING, DIRECTLY OR INDIRECTLY IN FAVOR OF ANY PERSON OR ENTITY (INCLUDING WITHOUT LIMITATION EMPLOYEES OF BUYER AND GOVERNMENTAL ENTITIES) OUT OF OR IN CONNECTION WITH THE OPERATIONS ON OR PERTAINING TO THE PROPERTIES AFTER THE CLOSING DATE FOR PERSONAL INJURY OR DEATH OR DAMAGE TO PROPERTY, OR FOR ANY OTHER RELIEF (INCLUDING CLAIMS RELATED TO POLLUTION OR ENVIRONMENTAL HAZARDS AND LIABILITIES ARISING PRIOR TO OR AFTER THE CLOSING DATE), ARISING DIRECTLY OR INDIRECTLY FROM, 0: INCIDENT TO, THE USE, OCCUPATION, OPERATION, MAINTENANCE OR ABANDONMENT OF ANY PART OR ALL OF THE PROPERTIES, WHETHER LATENT OR PATENT, AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE SOLE OR CONCURRENT NEGLIGENCE, FAULT BY STATUTE, RULE OR REGULATION, STRICT LIABILITY, OR OTHER FAULT OF SELLER OR ITS PARENT, AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR CONTRACTORS AND ASSERTED AGAINST BUYER AN:!D/OR SELLER (OR SELLER'S PARENT, AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR CONTRACTORS).

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     (c)  SELLER SHALL BE RESPONSIBLE FOR AND SHALL DEFEND, INDEMNIFY AND
          HOLDBUYER AND ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, PARTNERS, AGENTS, EMPLOYEES, AND CONTRACTORS HARMLESS FROM ANY AND ALL CLAIMS ARISING DIRECTLY OR INDIRECTLY IN FAVOR OF ANY PERSON OR ENTITY (INCLUDING, WITHOUT LIMITATION, EMPLOYEES OF SELLER AND GOVERNMENTAL ENTITIES) OUT OF OR IN CONNECTION WITH (i) THE OPERATIONS ON OR PERTAINING TO THE PROPERTIES PRIOR TO THE CLOSING DATE FOR PERSONAL INJURY OR DEATH OR DAMAGE TO PROPERTY (EXCLUDING CLAIMS RELATED TO POLLUTION OR ENVIRONMENTAL HAZARDS AND LIABILITIES WHICH ARE COVERED BY THE PROVISIONS OF SECTIONS 9(A), (B), (D) and (E) HEREOF), ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION, MAINTENANCE OR ABANDONMENT OF ANY PART OR ALL OF THE PROPERTIES, WHETHER LATENT OR PATENT, AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE SOLE OR CONCURRENT NEGLIGENCE, FAULT BY STATUTE, RULE OR REGULATION, STRICT PABILITY, OR OTHER FAULT OF SELLER OR ITS PARENT, AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR CONTRACTORS AND ASSERTED AGAINST BUYER AND/OR SELLER (OR BUYER'S PARENT, AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR CONTRACTORS), AND (ii) THE PRODUCTION OR SALE OF HYDROCARBONS FROM THE PROPERTIES OR INVOLVING THE PROPER ACCOUNTING OR PAYMENT TO PARTIES FOR THEIR INTERESTS THEREIN, INSOFAR AS SUCH CLAIMS RELATE TO PERIODS: OF TIME PRIOR TO THE CLOSING DATE. BUYER SHALL BE RESPONSIBLE FOR ALL OF SAID TYPES OF CLAIMS UNDER CLAUSE (ii) INSOFAR AS THEY RELATE TO PERIODS OF TIME FROM AND AFTER THE CLOSING DATE, AND BUYER SHALL DEFEND INDEMNIFY AND HOLD SELLER HARMLESS FROM ANY AND ALL OF SUCH CLAIMS.

     (d) NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 9, BUYER DOES NOT ASSUME ANY LIABILITY FOR (OR INDEMNIFY SELLER FOR) ANY PERSONAL INJURY, WRONGFUL DEATH OR DAMAGE TO PERSONS ARISING OUT OF ANY EVENT OR CONDITION (INCLUDING, WITHOUT LIMITATION, ANY POLLUTION OR ENVIRONMENTAL CONDITION) EXISTING PRIOR TO CLOSING.

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     (e)  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 9,
          SELLER AGREES TO ACCEPT AND BE RESPONSIBLE FOR, FULFILL, PAY AND DISCHARGE, AND DEFEND, INDEMNIFY AND HOLD BUYER HARMLESS FROM, ANY CLAIMS RELATING TO POLLUTION OR ENVIRONMENTAL HAZARDS AND ENVIRONMENTAL LIABILITIES ARISING OUT OF OR IN CONNECTION WITH THE PROPERTIES WHICH ARE ATTRIBUTABLE TO THE PERIOD PRIOR TO THE EFFECTIVE DATE SO LONG AS BUYER DELIVERS NOTICE TO SELLER OF THE EXISTENCE OR ASSERTION OF SUCH CLAIMS, AND AS EVIDENCED BY A FORMAL CLAIM, COMPLAINT OR ACTION BY A STATE OR FEDERAL ENTITY OR COURT OF JURISDICTION OR ANY CONDITIONS, EVENTS OR CIRCUMSTANCES WHICH BASED UPON A WRITTEN REPORT FROM A REPUTABLE THIRD PARTY ENVIRONMENTAL CONSULTING FIRM COULD REASONABLY BE EXPECTED TO RESULT IN SUCH A FORMAL CLAIM, COMPLAINT OR ACTION.

     (f) ALL AGREEMENTS AND INDEMNITIES SET FORTH IN THIS SECTION 9 SHALL SURVIVE THE EXECUTION AND DELIVERY OF THE ASSIGNMENTS AND BILLS OF SALE CONTEMPLATED HEREBY AND THE CLOSING FOR A PERIOD OF SIX (6) MONTHS FROM CLOSING AND SHALL BE LIMITED TO THE PURCHASE PRICE AS PROVIDED FOR HEREIN.

10.  Closing Adjustments.

     10.1 Apportionment of Property Taxes. All ad valorem taxes, real property taxes and similar obligations (the "Taxes") with respect to the tax period in which the Effective Date occurs ("current tax period") shall be apportioned between Seller and Buyer as of 12:00 a.m. Central Time on the Effective Date based on the immediately preceding tax period assessment. Buyer shall receive a credit at Closing for the amount of such Taxes owed by Seller for that portion of the current tax period prior to the Effective Date. Buyer shall pay, and defend and hold Seller harmless with respect to payment of, all Taxes on the Properties for the current tax period and thereafter, together with any interest or penalties assessed thereon.

     10.2 Sales of Production. All proceeds, including proceeds held in suspense or escrow, from the sale of production actually produced by Seller prior to the Effective Date attributable to the Properties shall belong to Seller. All proceeds from the sale of production actually produced, sold and delivered on and after the Effective Date attributable to the Properties shall belong to Buyer. Seller shall deliver to Buyer a listing of all suspended or escrowed revenues and agrees to hold Buyer harmless against any liabilities which may arise as a result of the suspension or escrowing of such funds prior to the Effective Date. In addition, all oil, condensate and/or liquid hydrocarbons in storage above the pipeline connection shall be gauged and all gas meter charts

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shall be replaced on the Effective Date with Buyer having the right to have a representative present. Adjustments for oil in tanks as of the Effective Date will be made in accordance with Section 1.7, If either party comes into possession after the Closing Date of proceeds due the other party as allocated hereunder, the party receiving the proceeds shall immediately pay such proceeds to the other party. Buyer hereby consents and agrees to any prices received by Seller for the sale of the production during the period between the Effective Date and the Closing Date.

     10.3 Operating Costs. Except as otherwise specifically provided in this Agreement, all costs, expenses and obligations relating to the operation of the Properties which accrue prior to the Effective Date shall be paid and discharged by Seller, and all costs, expenses and obligations relating to the operation of the Properties which accrue after the Effective Date shall be paid and discharged by Buyer. After the Closing Date, Seller will pay only that portion of invoices received that are applicable to work performed or material received in the period prior to the Closing Date; other charges and invoices will be returned to the vendor for rebilling to Buyer. Similarly, after the Closing Date, Buyer will pay only that portion of invoices received that are applicable to work performed or material received in the period subsequent to the Closing Date; other charges and invoices will be returned to the vendor for rebilling to Seller. Appropriate adjustments will be made at the Closing. If either party pays any costs, expenses or obligations allocated hereunder to the other party and the parties do not have adequate information on which to make adjustments therefor at the Closing, then the other party shall promptly reimburse the paying party therefor upon receipt of the paying party's invoice.

     10.4 Accounts Receivable. Seller shall retain all rights and obligations regarding outstanding accounts receivable pertaining to the Properties for periods prior to the Effective Date. In the event Seller is unsuccessful in collecting all or any portion of said receivables, Seller shall so advise Buyer and Buyer shall reasonably cooperate with Seller in attempting to collect the receivables.

11.  Taxes.

     11.1 Sales Tax. The Purchase Price provided for herein excludes any sales taxes or other taxes levied or assessed in connection with the sale of the Properties pursuant to this Agreement because the parties believe that this sale is exempt from such taxes. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be solely liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall defend, indemnify and hold Seller harmless with respect to the payment of such taxes, if any, including any interest or penalties assessed thereon.

     11.2 Production Taxes. All taxes, other than ad valorem and income taxes, which are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom, including, but not limited to, severance, production, excise and windfall profit taxes, shall be apportioned between the parties based upon the respective shares of production taken by the parties. Payment or withholding of all such taxes which accrue from and after the Effective Date and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer.

12.  Subsequent Operations.

     12.1 Major Activities. After the execution of this Agreement and prior to the delivery of the Properties to Buyer, Seller shall not, without Buyer's prior written consent, propose or conduct any operation for the drilling, completing, reworking, re-completing, sidetracking, deepening, plugging back or plugging and abandoning of any Well included in the Properties except in the case of an emergency.

     12.2 Routine Operations. As to the Properties it now operates, Seller shall continue to operate the same until the Closing Date, when such operation shall be turned over to, and shall become the responsibility of, Buyer; provided, however, Buyer shall bear all costs thereof accruing after the Effective Date in accordance with other provisions of this Agreement.

     12.3 Standard of Care. In all of its operations after execution of this Agreement, Seller shall exercise the same standard of care as an ordinary prudent operator would exercise under the same or similar circumstances.

     12.4 Casualty Loss. If prior to the Closing Date any facility or equipment included within the Properties is damaged or destroyed by fire, flood, storm or other casualty ("Casualty Loss"), Seller shall immediately notify Buyer and the Purchase Price shall be reduced by an amount estimated by Seller, and as agreed to by Buyer, to be equal to the repair or replacement cost of the facility or equipment. Any insurance proceeds payable to Seller with respect to the Casualty Loss shall be retained by Seller. In the event Seller and Buyer are unable to agree upon the value of the estimated damage, then either Seller or Buyer shall have the right to terminate this Agreement by giving written notice to the other party prior to the Closing Date, in which event Seller shall immediately return the Earnest Money to Buyer. After termination and the return of the Earnest Money by Seller to Buyer, neither party shall have any further liability or responsibility to the other under this Agreement.

13.  Expenses and Fees.

     13.1 Broker's Fees. Seller represents and warrants to Buyer that Seller has incurred no liability, contingent or otherwise, for broker's or finders fees in respect of this Agreement or the transactions contemplated hereby for which Buyer shall have any responsibility whatsoever. Buyer represents and warrants to Seller that Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which Seller shall have any responsibility whatsoever.

     13.2 Transaction Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

14. Notices. All communications required or permitted under this Agreement shall be in writing. Any communication or delivery hereunder shall be deemed to have been fully made on the day of receipt if delivered in person, by messenger or by facsimile, or if mailed by regular or certified mail, postage prepaid, return receipt requested, to the address as set forth below:

SELLER                                      BUYER
------                                      -----

SUE-ANN Operating, L.C.                     WHITTIER ENERGY COMPANY
11908 N. Laurent Street, Suite 570          7770 El Camino Real
P.O. Box 9310                               Carlsbad, California 92009
Victoria, Texas 77903-3910                  Attn: Bryce Rhodes
Attn: John R. Gayle, Manager

Phone No.: (361) 576-6090 Ext. 222          Phone No.: (760) 943-3959
Fax No.: (361) 576-6099                     Fax No.: (760) 943-3938

15. Further Assurances. After the Closing, each of the parties shall execute, acknowledge and deliver to the other such further instruments, and shall take such other actions, as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchasers of oil and gas production from the Properties, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Properties. Buyer shall take all actions necessary to effectuate the transfer of such payments to Buyer as of the Effective Date. Seller shall have no responsibility or liability for the proper payment of proceeds attributable to production from and after the Effective Date.

16. WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE CONVEYANCE OF THE PROPERTIES SHALL BE MADE, AND ANY ASSIGNMENT AND BILL OF SALE EXECUTED PURSUANT HERETO SHALL BE EXECUTED, WITH A LIMITED WARRANTY OF TITLE AS DEFINED IN SECTION 5 ABOVE; WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY PERSONAL PROPERTY, SUCH PERSONAL PROPERTY'S FITNESS FOR ANY PURPOSE, THE VALIDITY, EXISTENCE OR EFFECTIVENESS OF ANY LEASE OR LEASEHOLD ESTATE COVERED HEREBY, SELLER'S PREDECESSORS' COMPLIANCE WITH ANY OF THE OBLIGATIONS OR COVENANTS, EXPRESS, IMPLIED OR STATUTORY, UNDER ANY LEASE OR LEASEHOLD ESTATE COVERED HEREBY, OR A ' NY OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTY OR REPRESENTATION WHATSOEVER, IN ADDITION, SELLER SHALL MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE PROPERTIES, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, BUYER ACCEPTS THE PROPERTIES N THEIR "AS IS, WHERE IS" CONDITION WITH ALL FAULTS.

17. TEXAS DECEPTIVE TRADE PRACTICES ACT. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUSCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.55A, WHICH IS NOT WAIVED) VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (1) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (11) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (111) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

18.  Default.

     18.1 Buyer's Default. If the transactions contemplated by this Agreement are not consummated because Buyer has defaulted under or breached this Agreement in a material way including, but not limited to, Buyer's absence at the designated time for the Closing, Seller's sole remedy and recourse shall be to terminate this Agreement and to retain the Earnest Money payment made pursuant to Section 3 hereof as liquidated damages and not as a penalty, and following such termination neither party shall have any further liability or responsibility to the other under this Agreement. Further, Seller shall be immediately free to sell the Properties to any third party without any restriction under or by reason of this Agreement.

     18.2 Seller's Default. If the transactions contemplated by this Agreement are not consummated for any reason other than the reasons set forth in Section
18.1 above (including without limitation because Seller has defaulted under or breached this Agreement in a material way including, but not limited to, Sellers absence at the designated time for the Closing), Seller shall immediately return the Earnest Money to Buyer, and following Seller's return of the Earnest Money to Buyer, neither party shall have any further liability or responsibility to the other under this Agreement.

19. Entire Agreement. This instrument states the entire agreement between the parties and may be supplemented, altered, amended, modified or revoked only by an instrument in writing signed by both parties.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

21. Successors and Assigns. The terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

22. Headings. The titles and headings that appear in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

23. Waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce same. A waiver by any party of any condition, or a breach of any covenant, agreement or representation contained in this Agreement, shall be deemed to be or construed as a further or continuing waiver of any such condition or a breach or waiver of any other condition or of any breach of any other covenant, agreement or representation.

24. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. In such event, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

25. Confidentiality. Buyer acknowledges that all information furnished or disclosed pursuant hereto or contained herein must remain confidential prior to the Closing. Prior to Closing, Buyer may not disclose such -information unless otherwise agreed to in writing by Seller, except to Buyer's subsidiaries or affiliates, agents, advisors or representatives (herein "Representatives") who have agreed in writing prior to being given access to such information to be bound by the terms of this Agreement. An original signed agreement of said Representatives will be furnished by Buyer to Seller upon request. In the event this Agreement is terminated, Buyer shall promptly return to Seller any and! all of its documents (and copies thereof) that relate directly or indirectly to this Agreement 6 on Seller's written request. After Closing, Seller shall exercise all due diligence in safeguarding and maintaining the confidentiality of all data and information regarding the Properties.

26.  Multiple Originals. This Agreement may be executed in multiple originals.

27. Survival of Provisions. The terms and provisions, of this Agreement, and the obligations, representations and indemnities of the parties, shall except as otherwise provided for in this Agreement, survive and continue in effect for five years after the Closing, except any representations which are expressly made through the Closing Date or for any other period.

28. Recording. After the Closing, Buyer shall immediately record the Assignments and Bills of Sale with the appropriate officer of the state and county in which the lands covered by this Agreement are located. Buyer shall supply Seller with a certified copy of the recorded Assignments and Bills of Sale within a reasonable time after its recording.

29. Like-Kind Exchanges. Each party consents to the other party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.103(k)-1(g)(4)(v) of the Treasury Regulations) in connection with effectuation of a like-kind exchange. However, Seller arid Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under the Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.

30. Knowledge. Wherever the word knowledge is used in this Agreement, it shall be deemed to refer to Actual Knowledge only.

EXECUTED as of the date first above set forth.

SELLER:

SUE-ANN Operating, L.C.

By: /s/ John R. Gayle
---------------------------------
Name: John R. Gayle
Title: Manager

BUYER:

WHITTIER ENERGY COMPANY

By: /s/ Bryce W. Rhodes
---------------------------------
Name: Bryce W. Rhodes
Title: Vice President

                                   EXHIBIT"A"

                           The Oil and Gas Properties

Attached to and made a part of that certain Purchase and Sale Agreement by and between SUEANN LC., a Texas Limited Liability Corporation C'SUE-ANN"), and WHITTIER ENERGY COMPANY, a Nevada corporation ("WHITTIER!') dated this 2 1 " day of June, 2002.

--------------------------------------------------------------------------------
All of Sue-Ann's right, title and interest by through and under that certain Oil and Gas Lease dated September 11, 2000, by and between Frost National Bank, as Trustee under Account Nos. F0103507, F0119507, F0175107, F0210707, F0240307 and
F0282507 ("Lessor") and Sue-Ann Operating, L.C. ("Lessee"), and as recorded in that certain Memorandum of Lease in Volume 146, Pages 41 - 62 of the Official Records of Dimmit County, Texas.
--------------------------------------------------------------------------------

                                List of Contracts
                                -----------------

     That certain Gas Purchase Contract No. CGM-P-R-347, dated September 1, 2000, by and between Cerrito Gas Marketing, Ltd. And Sue-Ann Operating, L.C.

                            List of Surface Contracts
                            -------------------------

                                      None

                 List of Tracts subject to the Oil and Gas Lease
                 -----------------------------------------------

                                                     WI       NRI     Allocated
         Tract                Acreage     Wells      (%)      (%)       Value
         -----                -------     -----      ---      ---       -----

McLean Bowman "A" Lease      560 acres      3      100.00    75.00     $265,000
o        Well No. 2
o        Well No. 7
o        Well No. 8

McLean Bowman "B" Lease      1280 acres     8      100.00    75.00    $1,240,000
o        Well No. 1
o        Well No. 2
o        Well No. 5
o        Well No. 7
o        Well No. 10
o        Well No. 12
o        Well No. 15
o        Well No. 17

F.N.B.T."A" Lease            160 acres      2      100.00    75.00     $35,000
o        Well No. 1
o        Well No. 2

F.N.B.T. "North" Lease       80 acres       1      100.00    75.00     $35,000
o        Well No. 1

F.N.B.T. "Tr. B" Lease       80 acres       1      100.00    75.00     $75,000
o        Well No. 2

                     ASSIGNMENT, CONVEYANCE AND HILL OF SALE
                     ---------------------------------------

STATE OF TEXAS           ss.
                         ss. KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DIMMIT         ss.

     Sue-Ann Operating, L.C., a Texas limited liability company, whose address is P.O. Box 3910, Victoria, Texas, 77903-3910 ("Assignor"), for adequate consideration, the receipt and sufficiency of which is acknowledged, does hereby sell, assign, transfer, convey and deliver unto Whittier Energy Company, a Nevada corporation, whose address is 7770 El Camino Real, Carlsbad, California, 92009 ("Assignee"), all of Assignor's rights, titles and interests in and to the following described property and interests (collectively the "Properties"):

     1. The oil, gas and mineral leases and the operating rights, working interests, overriding royalty interests, rights of assignment and reassignment, payments out of production, and interests and rights to explore for and produce oil, gas or other minerals which are described in Exhibit "A" to this Assignment (the "Leases");

     2. All rights and interests in or derived from unit agreements, orders and decisions of state and federal regulatory authorities establishing or relating to units, unit operating agreements, enhanced recovery and injection agreements, gas purchase agreements, farmout and farmin agreements (and any leasehold interest, working interest, royalty interest, or other interest acquired or reserved), assignments of operating rights, working interests and subleases, all other contracts, agreements, leases, licenses, permits, easements, servitudes, notes and orders in any way relating to the Leases and the operations conducted or to be conducted on the Leases, or the production, treatment, sale or disposal of hydrocarbons or water produced relating to any of the leases;

     3. All wells (including, but not limited to those described on Exhibit "B" attached hereto), personal property, fixtures (including, without: limitation, plants and pipelines), real estate, equipment, and improvements located on or otherwise pertaining to the Leases of lands pooled or unitized with the Leases or used or obtained in connection with the Leases or with their operation or maintenance, or with the production, treatment, sale, or disposal of hydrocarbons or water produced; and

     TO HAVE AND TO HOLD all of the Properties to Assignee, subject to and in accordance with all terms and provisions of the Leases, contracts and agreements.

     This Assignment, Conveyance and Bill of Sale is subject to that certain Purchase and Sale Agreement between Assignor and Assignee, effective June 1, 2002.

     TO THE EXTENT THAT THE INTERESTS ASSIGNED INCLUDE INTERESTS IN PERSONAL PROPERTY, MOVABLE PROPERTY, AND FIXTURES, TIES ASSIGNMENT IS MADE WITHOUT WARRANTIES, EITHER STATUTORY, EXPRESS OR IMPLIED, AND SPECIFICALLY WITHOUT WARRANTY AS TO THE MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL OF THE INTERESTS AND PERSONAL PROPERTY AND FIXTURES ARE ASSIGNED AND ACCEPTED ON A "WHERE IS" AND "AS IS" BASIS. ASSIGNOR EXPRESSLY WAIVES ANY STATUTORY WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTY AGAINST HIDDEN OR LATENT DEFECTS AND ACKNOWLEDGES THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS ASSIGNMENT, SALE, AND THE CONSIDERATION AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF ASSIGNEE, EXPLAINED IN DETAIL, AND ASSIGNEE HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST DEFECTS OF THE INTERESTS AND ASSETS.

     Except as provided for herein, this Assignment is made by Assignor and accepted by Assignee with special warranty of title, by, though or under Assignor, but not otherwise. However, Assignee shall be subrogated to all of the rights of Assignor and Assignor hereby assigns and conveys to Assignee all of Assignor's rights to specifically enforce each of the terms and covenants contained herein. The provisions hereof shall be covenants running with the land and shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

     This Assignment is effective for all purposes as of ____________ 2002 (the "Effective Date").

                                              ASSIGNOR:

                                              SUE-ANN OPERATING, L.C.


                                              ----------------------------------
                                              John R_ Gayle, Manager


                                              ASSIGNEE:

                                              WHITTIER ENERGY COMPANY


                                              By:
                                                  ------------------------------
                                              Its:
                                                   -----------------------------

STATE OF TEXAS           ss.
                         ss.
COUNTY OF VICTORIA       ss.

     This instrument was acknowledged before me on 2002, by John R. Gayle, Manager of Sue-Ann Operating, L.C., a Texas limited liability company, on behalf of said limited liability company.

                                              By:
                                              ----------------------------------
                                              Notary Public in and for
                                              The State of TEXAS

STATE OF TEXAS           ss.
                         ss.
COUNTY OF VICTORIA       ss.

     This instrument was acknowledged before me on , 2002, by , of Whittier Energy Company, a Nevada corporation, on behalf of said corporation.

                                              By:
                                              ----------------------------------
                                              Notary Public in and for
                                              The State of TEXA S